Exhibit 10.134

LEASE TERMINATION AGREEMENT

THIS LEASE TERMINATION AGREEMENT ("Agreement") is entered into this 30th day of January, 2006 by and between 750 UNIVERSITY, LLC, a California limited liability company ("Landlord"), and MTI MICROFUEL CELLS, INC., a Delaware corporation ("Tenant").

R E C I T A L S

A. Tenant leases from Landlord those certain premises located at 750 University Avenue, Suite 270, Los Gatos, California, pursuant to that certain Office Lease dated January 26, 2005 (the "Lease").

B. Landlord and Tenant desire to terminate the Lease and to provide for surrender of the Premises by Tenant and the release and discharge of Landlord and Tenant from further performance of the Lease provisions from and after the Termination Date (as defined in paragraph 1 below) on the terms and conditions specified in this Agreement.

NOW, THEREFORE, in consideration of the above recitals and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1. Termination of Lease and Termination Fee. The Lease shall terminate on January 31, 2006 ("Termination Date") as if such date was the date definitively fixed in the Lease for the expiration of the term thereof. Concurrently herewith, Tenant shall pay to Landlord the sum of Twenty Thousand Five Hundred Ninety-two and 60/100 ($20,592.60) as a termination fee.

2. Surrender of the Premises. On or before the Termination Date, Tenant shall vacate and surrender the Premises to Landlord in accordance with the provisions of paragraph 22 of the Lease and Tenant shall indemnify Landlord for any loss, cost, damage or expense (including attorneys' fees) resulting from Tenant's failure to so surrender the Premises, including, but not limited to, any claims made by any succeeding tenants and any costs associated with restoring the Premises to the condition in which it was required to be surrendered by Tenant. If Tenant fails to surrender the Premises by the Termination Date, then commencing on the day after the Termination Date, Tenant shall be deemed a holdover tenant without Landlord's consent and the provisions of paragraph 24 of the Lease shall apply.

3. Representations and Warranties. In order to induce Landlord to enter into this Agreement, Tenant represents, covenants and warrants to Landlord that Tenant has not committed, executed or suffered any act or omission whereby the Premises or any part thereof have been, could be or shall be, in any way, charged, affected, or encumbered, and that there is not now pending or threatened any action or proceeding in bankruptcy or for the appointment of a receiver of all or any portion of Tenant's property. Tenant further represents that it has not made any assignment, sublease, transfer, conveyance, or other disposition of the Lease, any interest in the Lease, or any claim, demand, obligation, liability, action, or cause of action arising from or under the Lease.

4. [Intentionally omitted.]

5. Release of Liability.

(a) Subject to subparagraph 5(c) below and conditioned upon the performance by Tenant of the provisions of this Agreement, including, without limitation, surrender of the Premises as required in paragraph 2 herein, Tenant shall be released and discharged from its obligations under the Lease.

(b) Subject to subparagraph 5(c) below and conditioned upon the performance by Landlord of the provisions of this Agreement, Landlord shall be released and discharged from its obligations under the Lease.

(c) Notwithstanding the releases specified in sub-paragraphs 5(a) and 5(b) above, Landlord and Tenant acknowledge and agree that the obligations that survive expiration and/or termination of the Lease, as specified in the Lease, including, without limitation, (i) the indemnity obligations under paragraphs 17 of the Lease, and (ii)the indemnity obligations regarding Hazardous Materials and environmental matters.

6. Security Deposit. Upon termination of the Lease as specified herein, Landlord herewith returns Tenant's security deposit in the amount of Four Thousand Three Hundred Ninety and 40/100 Dollars ($4,390.40) to Tenant.

7. Miscellaneous Provisions.

7.1 Voluntary Agreement. Landlord and Tenant each acknowledge that they have read this Agreement and understand the provisions contained herein, and on advice of counsel they have freely and voluntarily entered into this Agreement.

7.2 Entire Agreement. This Agreement contains the entire understanding and agreement between the parties hereto with respect to the matters referred to herein. No other representations, covenants, undertakings or other prior or contemporaneous agreements, whether oral or written, respecting such matters contained herein, which are not specifically incorporated herein, shall be deemed in any way to exist or bind any of the parties hereto. The parties hereto acknowledge that each party has not executed this Agreement in reliance on any other promise, representation or warranty.

7.3 Modifications. This Agreement shall not be modified by any party hereto by any oral representation made before or after the execution of this Agreement. All modifications must be in writing and signed by all parties hereto.

7.4 Construction. This Agreement shall not be construed against the party preparing it, but shall be construed as if all parties jointly prepared this Agreement, and any uncertainty and ambiguity shall not be interpreted or construed against any one party.

7.5 Governing Law. This Agreement shall be interpreted, enforced and governed by and under the laws of the State of California.

7.6 Successors and Assigns. This Agreement shall be binding on and inure to the benefit of the parties and their successors and assigns.

7.7 Attorneys' Fees. If either party commences legal action against the other party arising out of or in connection with this Agreement, the prevailing party shall be entitled to recover from the losing party reasonable attorneys' fees and costs of suit.

7.8 Facilitation. Each party hereto agrees to and shall execute and perform such other documents and acts as reasonably required in order to facilitate the terms of this Agreement, and the intent thereof, and to cooperate in good faith in order to effectuate the provisions of this Agreement.

7.9 Counterparts; Facsimile as Original. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same Agreement. An executed counterpart of this Agreement, delivered via facsimile transmission, shall constitute an original Agreement for all purposes hereof.

IN WITNESS WHEREOF, the parties hereto execute this Agreement on the date first set forth above.

[Signatures on next page]

Landlord:

750 UNIVERSITY, LLC, a California limited liability company

By: McCandless Management corporation,

a California corporation, its

Authorized Agent

By:s/Steven E. Sund_______________

Name:Steven E. Sund ___________

Title:President ___________________

Date:_February 9, 2006 ____________

Tenant:

MTI MICROFUEL CELLS, INC.,

a Delaware corporation

By:s/Cynthia A. Scheuer ________________

Name: Cynthia A. Scheuer_______________

Title:Treasurer ________________________

Date: January 30, 2006__________________

By:_________________________________

Name:_______________________________

Title:________________________________

Date:________________________________